JAMES STAFFORD

James Stafford

Chartered Accountants

Suite 350 – 1111 Melville Street

Vancouver, British Columbia

Canada V6E 3V6

Telephone +1 604 669 0711

Facsimile +1 604 669 0754

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alberta Star Development Corp.

We consent to the incorporation of our report dated 22 March 2010, except as to Note 17 which is as of 29 March 2010, with respect to the balance sheets of Alberta Star Development Corp. (An Exploration Stage Company) (the “Company”) as at 30 November 2009 and 2008, the related statements of loss, comprehensive loss and deficit and cash flows for the period from 6 September 1996 (Date of Inception) to 30 November 2009 and for each of the years in the three-year period ended 30 November 2009 and the statement of changes in shareholders’ equity for each of the years in the three-year period ended 30 November 2009 in the Annual Report on Form 20-F of the Company dated 9 April 2009.  Our report dated 22 March 2010, except as to Note 17 which is as of 29 March 2010, included additional comments for U.S. readers on Canada – U.S. Reporting Differences. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ James Stafford

Vancouver, Canada

Chartered Accountants

9 April 2010